File No. 333-__________
As filed with the Securities and Exchange Commission on November 16, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
NATIONAL DENTEX CORPORATION
(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation or organization)	04-2762050 (I.R.S. Employer Identification No.)
526 BOSTON POST ROAD, WAYLAND, MASSACHUSETTS 01778
(Address of Principal Executive Offices)
1992 EMPLOYEES’ STOCK PURCHASE PLAN
(Full title of the Plan)
Richard F. Becker, Jr.
Executive Vice President & Treasurer
National Dentex Corporation
526 Boston Post Road
Wayland, Massachusetts 01778
(Name and address of agent for service)
(508) 358-4422
(Telephone number, including area code, of agent for service)
copy to:
Michael L. Andresino, Esq.
Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-8004
(617) 973-6100
Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum
Title of		Offering	Aggregate	Amount of
Securities to	Amount to be	Price	Offering	Registration
be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock $0.01 par value	150,000 shares	$16.10	$2,415,000	$74.14

(1)	Pursuant to Rule 416(a), this Registration Statement also covers such additional securities that may be offered to prevent dilution as a result of a stock split, stock dividend, or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of determining the registration fee and is based upon the market value of outstanding shares of the Company’s common stock on November 14, 2007, utilizing the average ($16.10) of the high ($16.26) and low ($15.93) sale prices reported on the NASDAQ Global Market for that date.

     This registration statement is being filed to register an additional 150,000 shares of our common stock issuable pursuant to the provisions of our 1992 Employees’ Stock Purchase Plan, as recently amended. The earlier registration statement that we filed with the Securities and Exchange Commission (“SEC”) on June 9, 2000 (File No. 333-38998) relating to our 1992 Employees’ Stock Purchase Plan is incorporated by reference into this registration statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a registration statement on Form S-8 relating to the same employee benefit plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The SEC allows us to “incorporate by reference” in this registration statement the information in the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this registration statement. We incorporate by reference in this registration statement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Ac of 1934, as amended (the “Exchange Act”), until all of the securities that may be offered by this registration statement are sold, except that we are not incorporating by reference any information that is not deemed to be “filed” under those sections.
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 000-23092) filed under the Exchange Act.
     We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:
National Dentex Corporation
Attention: Richard F. Becker, Jr.
526 Boston Post Road
Wayland, MA 01778
Telephone: (508) 358-4422

Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares to be offered hereby will be passed upon for us by Posternak Blankstein & Lund LLP (“PBL”) of Boston, Massachusetts. Donald H. Siegel, P.C., a partner of PBL, serves as our Secretary.
Item 6. Indemnification of Directors and Officers.
     We are incorporated under the laws of the Commonwealth of Massachusetts. The Massachusetts Business Corporation Act, which became effective on July 1, 2004 and under which we are governed, provides at Section 8.51 that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
     Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.
     Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The registrant maintains director and officer liability insurance for the benefit of its directors and officers.
     Article Six of our Articles of Organization, as amended and in effect, eliminates the personal liability of each member of our Board of Directors to National Dentex Corporation (the “Company”) or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the liability of a director is not eliminated (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the predecessor Massachusetts Business Corporation Law as in effect at the time our Articles of Organization were last amended, or any amendatory or successor provision thereto (which includes Section 6.40 and 6.41 under the new Massachusetts Business Corporation Law that went into effect on July 1, 2004), (iv) for any transaction from which such director derived an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of duty of care by a director. We believe that this provision will assist us in maintaining and securing the services of directors who are not employees of the Company. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.
     Our By-Laws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by Massachusetts law, which generally requires that the individual act in good faith and in a manner he reasonably believes to be in or not opposed to the Company’s best interests.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

Exhibit

4.1	Restated Articles of Organization of the Company, filed with the Massachusetts Secretary of State on October 14, 1993 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

4.2	Articles of Amendment, filed with the Massachusetts Secretary of State on September 26, 1995 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

4.2	By-Laws of the Company, as amended December 31, 1982 and May 26, 1992 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

4.3	1992 Employees’ Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006), as amended effective April 4, 2000 (pursuant to an amendment thereto hereby incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 as filed with the SEC on June 9, 2000).

4.4	Second Amendment to 1992 Employees’ Stock Purchase Plan, as previously amended effective April 4, 2000, dated as of May 15, 2007 (filed herewith).

5.1	Opinion of Posternak Blankstein & Lund LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Counsel, contained in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney, included on the signature pages hereto.
Item 9. Undertakings.
     a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayland, of the Commonwealth of Massachusetts, on this 16th day of November, 2007.

NATIONAL DENTEX CORPORATION

By:	/s/ DAVID L. BROWN

David L. Brown, President and Chief
Executive Officer
(Principal Executive Officer)
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.
     Each person whose signature appears below hereby severally constitutes and appoints David L. Brown and Richard F. Becker, Jr. and each of them singly as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ DAVID V. HARKINS

David V. Harkins, Chairman of the Board
and Director
November 16, 2007

By:	/s/ THOMAS E. CALLAHAN

Thomas E. Callahan, Director
November 16, 2007

By:	/s/ JACK R. CROSBY

Jack R. Crosby, Director
November 16, 2007

By:	/s/ JAMES E. MULVIHILL

James E. Mulvihill, Director
November 16, 2007

By:	/s/ NORMAN F. STRATE

Norman F. Strate, Director
November 16, 2007

By:	/s/ DAVID L. BROWN

David L. Brown, President, Chief Executive
Officer, and Director (Principal Executive
Officer)
November 16, 2007

By:	/s/ WAYNE M. COLL

Wayne M. Coll
Vice President & Chief Financial Officer
(Principal Financial and Accounting
Officer)
November 16, 2007